Exhibit 99.1

Bay Banks of Virginia, Inc. Reports Third Quarter and Year-to-date 2020 Results

RICHMOND, VA, October 29, 2020 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Virginia Commonwealth Bank and VCB Financial Group, Inc., announced financial results for the three and nine months ended September 30, 2020.

On August 13, 2020, the company and Blue Ridge Bankshares, Inc. (NYSE American: BRBS)  (“Blue Ridge”) jointly announced the signing of a definitive merger agreement pursuant to which the companies will combine in an all-stock merger (the “Merger”) to create a leading Virginia-based community bank. Under the terms of the merger agreement, shareholders of the company will receive 0.50 shares of Blue Ridge common stock for each share of the company’s common stock they own. Upon completion of the Merger, the company’s shareholders will own approximately 54% and Blue Ridge shareholders will own approximately 46% of the combined company’s stock. The Merger is subject to customary closing conditions, including regulatory approvals and approval from the shareholders of both companies. The company anticipates the Merger will close in the first quarter of 2021.

The company reported net income of $1.5 million, or $0.11 per diluted share, for the third quarter of 2020 compared to a net loss of $8.1 million or $(0.62) per diluted share, for the second quarter of 2020 and net income of $1.8 million, or $0.14 per diluted share, for the third quarter of 2019. For the nine months ended September 30, 2020, the company reported a net loss of $6.6 million, or $(0.51) per diluted share, compared to net income of $5.1 million, or $0.39 per diluted share, for the nine months ended September 30, 2019. Net loss for the nine months ended September 30, 2020 included a $10.4 million ($9.8 million after tax1), or $0.751 per diluted share, charge for the impairment of goodwill reported in the second quarter of 2020.  For the three months ended September 30, 2020, results included approximately $1.5 million ($1.4 million after tax1), or $0.111 per diluted share, of expenses incurred in connection with the anticipated Merger.

In addition to the goodwill impairment charge and Merger-related expenses, net income (loss) for the three and nine months ended September 30, 2020 included loan loss provision expense of $869 thousand and $5.7 million, respectively. A significant portion of the provision for loan losses in 2020 relates to estimated reserve needs as a result of the COVID-19 pandemic. Excluding the $10.4 million goodwill impairment charge and $1.5 million of Merger-related expenses, pre-tax, pre-loan loss provision income for the third quarter of 2020 was $4.5 million1 compared to $4.1 million1 and $2.8 million1 for the second quarter of 2020 and third quarter of 2019, respectively.

The company has actively participated in the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security Act, closing nearly 700 loans totaling $56.8 million and receiving $2.4 million in processing fees. Of the processing fees received, $287 thousand and $532 thousand were recognized in interest income in the third-quarter and year-to-date periods ended September 30, 2020, while the remaining fees were deferred and will be recognized over the life of the loans, accelerated for pre-payments.

From the onset of the global pandemic, the company has proactively addressed the needs of its commercial and individual borrowers, modifying loans allowing for the short-term deferral of principal payments or of principal and interest payments. The following table presents the loan balances and number by loan type and the percentage these loans comprise within each loan type for modified loans as of September 30, 2020. Of the following loans, $39.5 million were to borrowers in the hotel/motel industry, $18.6 million to borrowers in the restaurant and restaurant-related industry, and $9.3 million to borrowers in the retail industry.

Loan Type	Loan Count	Principal Balance (in thousands)	% of Loan Type
Mortgage loans on real estate:
Residential first mortgages	14	$2,886	1%
Commercial mortgages (non-owner occupied)	23	47,102	17%
Construction, land and land development	13	22,879	17%
Commercial mortgages (owner occupied)	17	10,520	14%
Residential revolving and junior mortgages	1	257	1%
Commercial and industrial	87	17,575	9%
Consumer	2	8	0%
Total	157	$101,227	10%

Randal R. Greene, President and Chief Executive Officer, commented: “The global pandemic and resulting government mandates have caused tremendous hardships for families and businesses. Last quarter, I stated we’d begin in the last half of the year to gain some clarity into the lasting impact the COVID-19 virus may have on the financial health of our borrowers. Our borrowers have benefited from payment deferrals and, I’m pleased to report, many are back to paying status during the third quarter. Even though there is some improvement, some of our borrowers are still struggling with the extended economic downturn. Our branch lobbies are open at this time, though branch traffic is not at pre-pandemic levels; I believe the virus has accelerated the adoption of digital access. In spite of these difficult times, our employees have supported our customers, grown our loan portfolio and deposit franchise, and driven increased operating profitability. Excluding the effect of the unusual expense items, the company earned $4.5 million1 on a pre-tax, pre-loan loss provision basis, exceeding any levels earned in recent periods.”

Operating Results

Third Quarter 2020 compared to Second Quarter 2020

•

Income before income taxes for the third quarter of 2020 was $2.1 million compared to a loss before income taxes of $8.3 million for the second quarter of 2020. Income before income taxes for the third quarter of 2020 included $1.5 million of Merger-related expenses, while the loss before income taxes for the second quarter of 2020 included a $10.4 million goodwill impairment charge, as reported previously.

•

Interest income for the three months ended September 30, 2020 was $12.1 million, on average interest-earning assets of $1.19 billion, compared to $12.0 million, on average interest-earning assets of $1.16 billion, for the three months ended June 30, 2020. Interest income in the third and second quarters of 2020 included accretion of acquired loan discounts of $97 thousand and $93 thousand, respectively. Yields on average interest-earning assets were 4.03% and 4.17% for the third and second quarters of 2020, respectively. Yields on average interest-earning assets in the third quarter of 2020 were negatively affected by lower yields on loans originated or renewed at lower rates. PPP loans, which the company began originating early in the second quarter of 2020, had a negative 4 and 3 basis point effect on loan yields in the third and second quarters of 2020, respectively. Partially offsetting the decline in yield were higher average balances of gross loans in the third quarter of 2020 of $31.8 million.

•

Interest expense was $2.7 million and $3.0 million for the three months ended September 30, 2020 and June 30, 2020, respectively, and cost of funds was 0.96% and 1.12% for the sequential quarter periods. Average interest-bearing liabilities were $925.8 million and $914.8 million for the third and second quarters of 2020, respectively. Cost of deposits was 0.82% for the third quarter of 2020, down 15 basis points from 0.97% for the second quarter of 2020.

•

Net interest margin (“NIM”) was 3.14% for the third quarter of 2020 compared to 3.11% for the second quarter of 2020. The increase in NIM was primarily attributable to lower cost of funds, including higher average noninterest-bearing demand deposit balances, partially offset by lower yields on interest-earning assets.

•

Provision for loan losses was $869 thousand for the third quarter of 2020 compared to $2.0 million for the second quarter of 2020. The third quarter of 2020 provision expense was primarily attributable to specific reserves on loans to borrowers adversely effected by the COVID-19 pandemic. Of the second quarter of 2020 provision amount, approximately $1.4 million was attributable to qualitative loss factors to provide for losses estimated to have been incurred as of June 30, 2020, as a result of challenges certain borrowers are facing due to the pandemic.

•

Noninterest income for the three months ended September 30, 2020 and June 30, 2020 was $2.3 million and $2.2 million, respectively. Secondary market sales and servicing income increased $351 thousand in the third quarter of 2020 compared to the second quarter of 2020, driven by an increase in the demand for purchase money and refinance mortgages and a positive fair market value adjustment to the company’s mortgage servicing rights asset. In addition, wealth management fee income increased $122 thousand on a sequential quarter basis. Partially offsetting these increases was lower referral fee income of $410 thousand in the third quarter of 2020. As previously reported, the company earns referral fees for referring loan customers to a third-party financial institution to execute interest rate swaps.

•

Noninterest expense for the three months ended September 30, 2020 and June 30, 2020 was $8.6 million and $17.5 million, respectively. The third quarter of 2020 included $1.5 million of Merger-related expenses compared to none for the second quarter of 2020, while the second quarter of 2020 included a $10.4 million goodwill impairment charge, as previously reported. The company’s efficiency ratio was 74.1% and 156.7% for the third and second quarters of 2020, respectively. The company’s efficiency ratio excluding Merger-related expenses and the goodwill impairment charge was 61.6%[1] and 63.6%[1] for the third and second quarters of 2020, respectively.
•

Income tax expense for the third quarter of 2020 was $655 thousand, reflective of a 30.5% effective income tax rate, while income tax benefit for the second quarter of 2020 was $217 thousand, reflective of a 2.6% effective income tax rate. The effective income tax rate in the third quarter of 2020 was higher than the statutory federal income tax rate of 21% primarily as a result of nondeductible Merger-related expenses. The income tax benefit in the second quarter of 2020 was a result of income tax expense before the goodwill impairment charge, offset by an income tax benefit (reversal of a deferred tax liability) of $590 thousand related to a portion of the goodwill.

Year-to-date 2020 compared to Year-to-date 2019

•

Loss before income taxes for the nine months ended September 30, 2020 was $6.3 million compared to income before income taxes of $6.2 million for the nine months ended September 30, 2019. The loss before income taxes for the nine months ended September 30, 2020 included a $10.4 million goodwill impairment charge recorded in the second quarter of 2020 and $1.5 million of Merger-related expenses recorded in the third quarter of 2020.

•

Interest income for the nine months ended September 30, 2020 was $36.3 million, on average interest-earning assets of $1.14 billion, compared to $37.5 million for the nine months ended September 30, 2019, on average interest-earning assets of $1.04 billion. Interest income in the first nine months of 2020 included accretion of acquired loan discounts of $381 thousand, while interest income in the first nine months of 2019 included $993 thousand of accretion of acquired loan discounts. Yields on average interest-earning assets were 4.24% and 4.85% for the nine months ended September 30, 2020 and 2019, respectively. The lower yield on average interest-earning assets in the 2020 period was primarily due to lower yields on loans originated during the period, the repricing of variable rate loans, the addition of lower yielding PPP loans, which had a negative 3 basis point effect on yield, and lower accretion of acquired loan discounts, which had a negative 8 basis point effect on yield. Partially offsetting these negative effects were higher average balances of gross loans in the 2020 period of $90.9 million.

•

Interest expense was $9.3 million and $11.2 million for the nine months ended September 30, 2020 and 2019, respectively, and cost of funds was 1.16% and 1.55% for the respective periods. Average balances of noninterest-bearing demand accounts increased $50.0 million for the 2020 period from the 2019 period. Average interest-bearing liabilities were $904.2 million and $854.1 million for the nine months ended September 30, 2020 and 2019, respectively.

•

NIM was 3.15% for the first nine months of 2020 compared to 3.39% for the same period of 2019. Lower NIM in the 2020 period was primarily due to lower yields on average interest-earning assets, primarily loans, and lower accretion of acquired loan discounts, partially offset by lower cost of funds.

•

Provision for loan losses was $5.7 million for the first nine months of 2020 compared to $871 thousand for the same period of 2019. Provision for loan losses in the 2020 period was primarily attributable to qualitative loss factors for increases in state unemployment rates, including Virginia, and for losses estimated to have been incurred as of September 30, 2020 due to the COVID-19 pandemic, gross loan growth, excluding PPP loans, of approximately $71.9 million, and higher specific reserves on impaired loans. The company recorded no provision for loan losses for PPP loans due to the U.S. government guarantee.

•

Noninterest income for the nine months ended September 30, 2020 and 2019 was $5.9 million and $3.6 million, respectively. The 2020 period included higher secondary market sales and servicing income of $1.4 million and $1.1 million of referral fee income, while the 2019 period included no income from such activities.

•

Noninterest expense for the nine months ended September 30, 2020 and 2019 were $33.4 million and $22.7 million, respectively. Excluding the goodwill impairment charge of $10.4 million and Merger-related expenses of $1.5 million incurred in the 2020 period, noninterest expense decreased $1.1 million on a comparative period basis. Decreases in certain noninterest expenses in the 2020 period were primarily attributable to reduced headcount and occupancy costs, resulting from temporary and permanent branch closures, and overall general expense control.

•

Income tax expense for the first nine months of 2020 was $378 thousand, reflective of a 6.0% effective income tax rate, while income tax expense for the first nine months of 2019 was $1.2 million, reflective of an 18.9% effective income tax rate. Income tax expense for the first nine months of 2020 includes the result of income tax expense before the goodwill impairment charge, offset by the related deferred tax benefit, and the effect of nondeductible Merger-related expenses, as noted previously.

Third Quarter 2020 compared to Third Quarter 2019

•

Income before income taxes for the third quarter of 2020 was $2.1 million compared to income before income taxes of $2.3 million for the third quarter of 2019. Income before income taxes for the third quarter of 2020 includes $1.5 million of Merger-related expenses.

•

Interest income for the three months ended September 30, 2020 was $12.1 million, on average interest-earning assets of $1.19 billion, compared to $12.8 million, on average interest-earning assets of $1.04 billion, for the three months ended September 30, 2019. Interest income in the third quarter of 2020 included accretion of acquired loan discounts of $97 thousand, while interest income in the third quarter of 2019 included $357 thousand of accretion of acquired loan discounts. Yields on average interest-earning assets were 4.03% and 4.87% for the third quarters of 2020 and 2019, respectively. Yields on average interest-earning assets in the third quarter of 2020 were negatively affected by lower yields on loans originated, including PPP loans, in 2020, the repricing of variable rate loans, and lower accretion of acquired loan discounts, which had a negative 10 basis point effect.

•

Interest expense was $2.7 million and $3.7 million for the three months ended September 30, 2020 and 2019, respectively, and cost of funds was 0.96% and 1.52% for the respective periods. Average interest-bearing liabilities were $925.8 million and $851.4 million for the third quarters of 2020 and 2019, respectively. Cost of deposits was 0.82% for the third quarter of 2020, down 58 basis points from 1.40% for the third quarter of 2019.

•

NIM was 3.14% for the third quarter of 2020 compared to 3.45% for the third quarter of 2019. The decrease in NIM was primarily attributable to lower yields on loans, partially offset by lower cost of funds.

•	Provision for loan losses was $869 thousand in the third quarter of 2020 compared to $495 thousand in the third quarter of 2019.
•

Noninterest income for the three months ended September 30, 2020 and 2019 was $2.3 million and $1.2 million, respectively. Higher noninterest income in the 2020 period was primarily due to higher secondary market sales and servicing income of $789 thousand and higher wealth management fee income of $165 thousand.

•

Noninterest expense for the three months ended September 30, 2020 and 2019 was $8.6 million and $7.4 million, respectively. The company’s efficiency ratio was 74.1% and 72.8% for the third quarters of 2020 and 2019, respectively. The company’s efficiency ratio, excluding the $1.5 million of Merger-related expenses incurred in the 2020 period, was 61.6%[1] and 72.8%[1] for the third quarters of 2020 and 2019, respectively.

•

Income tax expense for the third quarter of 2020 was $655 thousand, reflective of a 30.5% effective income tax rate, due to the reasons noted previously. Income tax expense for the third quarter of 2019 was $448 thousand, reflective of an 19.6% effective income tax rate.

Balance Sheet

•	Total assets were $1.25 billion and $1.13 billion at September 30, 2020 and December 31, 2019, respectively.
•

Loans, net of allowance for loan losses, were $1.04 billion at September 30, 2020 compared to $916.6 million at December 31, 2019, a $125.1 million increase, including $56.8 million of PPP loans. Excluding PPP loans, net loan growth for the first nine months of 2020 was $68.3 million, an annualized rate of approximately 10%.

•

Deposits were $1.03 billion at September 30, 2020 compared to $910.4 million at December 31, 2019, a $117.2 million increase, including an increase of $52.9 million of noninterest-bearing demand account balances. Noninterest-bearing demand accounts comprised 18.6% of total deposits at September 30, 2020, an increase from 15.2% and 13.6% at December 31, 2019 and September 30, 2019, respectively.

•

Shareholders’ equity was $121.4 million and $126.2 million at September 30, 2020 and December 31, 2019, respectively, a decrease of $4.8 million. The decrease in shareholders’ equity in the 2020 period was primarily attributable to a year-to-date net loss of $6.6 million, partially offset by net unrealized gains of approximately $1.1 million on the company’s available-for-sale securities portfolio. Tangible book value, calculated as shareholders’ equity less goodwill and core deposit intangible assets, net of the associated deferred tax liability, divided by common shares outstanding, was $9.04[1] and $8.64[1] at September 30, 2020 and December 31, 2019, respectively.

•

The company made no purchases of its common stock outstanding in the first nine months of 2020, pursuant to a share repurchase program authorized by its board of directors in the fourth quarter of 2019.

•	Capital ratios for Virginia Commonwealth Bank were above regulatory minimum guidelines for well-capitalized banks as of September 30, 2020 and December 31, 2019.
•

Annualized return (loss) on average assets for the quarters ended September 30, 2020, June 30, 2020, and September 30, 2019 was 0.48%, (2.64)%, and 0.66%, respectively, while annualized return (loss) on average shareholders’ equity for the same periods was 4.95%, (25.40)%, and 5.97%, respectively. Excluding the $1.5 million of Merger-related expenses reported in the third quarter of 2020, annualized return on average assets and annualized return on average shareholders’ equity for the three months ended September 30, 2020 were 0.93%[1] and 9.64%[1], respectively. Excluding the goodwill impairment charge of $10.4 million incurred in the second quarter of 2020, annualized return on average assets and annualized return on average shareholders’ equity for the three months ended June 30, 2020 were 0.54%[1] and 5.18%[1], respectively.

Asset Quality

•

Nonperforming assets were $18.3 million, or 1.46% of total assets, as of September 30, 2020, compared to $6.4 million, or 0.56% of total assets, as of December 31, 2019, and $9.4 million, or 0.84% of total assets, as of September 30, 2019. The increase in nonperforming assets from December 31, 2019 to September 30, 2020 was primarily attributable to $12.7 million of higher balances of nonaccrual loans to borrowers adversely affected by the COVID-19 pandemic.

•

The ratio of allowance for loan losses to total gross loans was 1.22%, 0.82%, and 0.80% at September 30, 2020, December 31, 2019, and September 30, 2019, respectively. Due to the full U.S. government guarantee on PPP loans, the company has recorded no allowance for loan losses for $56.8 million of PPP loans outstanding as of September 30, 2020. Excluding PPP loans from the denominator of the ratio of allowance for loan losses to total gross results in a ratio of 1.29%[1] as of September 30, 2020. Further, the company’s allowance for loan losses does not include discounts recorded on loans acquired in the company’s 2017 merger with Virginia BanCorp, Inc., which were $1.5 million, $1.9 million, and $2.9 million as of September 30, 2020, December 31, 2019, and September 30 2019, respectively.

Outlook

Greene concluded: “The recent up-tick in virus cases and the stalling of further government actions to support the economy could further impact our borrowers’ ability to satisfy their loans. These factors and the low interest rate environment expected for several years puts pressure on banks, such as ours. We believe the ensuing combination with Blue Ridge, positioning us with a larger balance sheet and a more diversified revenue base, should be to our advantage.”

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group, Inc. Founded in the 1930s, Virginia Commonwealth Bank is headquartered in Richmond, Virginia. With 18 banking offices, located throughout the greater Richmond region of Virginia, the Northern Neck region of Virginia, Middlesex County, and the Hampton Roads region of Virginia, the bank serves businesses, professionals, and consumers with a wide variety of financial services, including retail and commercial banking, and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration, and investment and wealth management services.

Caution About Forward-Looking Statements

This press release contains statements concerning the company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to: the effect of the COVID-19 pandemic, including its potential adverse effect on economic conditions, and the company’s employees, customers, loan losses, and financial performance; changes in interest rates and general economic conditions; the ability to close the Merger on the expected terms and schedule; difficulties, delays and unforeseen costs in completing the Merger and in integrating the company’s and Blue Ridge’s businesses; the ability to realize cost savings and other benefits of the Merger; business disruption during the pendency of or following the Merger; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the company's market area; acquisitions and dispositions; implementation of new technologies and the ability to develop and maintain secure and reliable electronic systems; and tax and accounting rules, principles, policies and guidelines; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or Judy C. Gavant, Executive Vice President and Chief Financial Officer, at 804-518-2606 or inquiries@baybanks.com.

1 See discussion of non-GAAP financial measures at the end of the Supplemental Financial Data tables that follow.

BAY BANKS OF VIRGINIA, INC.

CONSOLIDATED BALANCE SHEETS

	(unaudited)
(Dollars in thousands, except share data)	September 30, 2020	December 31, 2019 (1)
ASSETS
Cash and due from banks	$9,324	$6,096
Interest-earning deposits	50,069	34,358
Federal funds sold	152	1,359
Certificates of deposit	1,266	2,754
Available-for-sale securities, at fair value	87,853	99,454
Restricted securities	5,022	5,706
Loans receivable, net of allowance for loan losses of $12,899 and $7,562, respectively	1,041,711	916,628
Loans held for sale	2,687	1,231
Premises and equipment, net	17,859	20,141
Accrued interest receivable	4,664	3,035
Other real estate owned, net	1,113	1,916
Bank owned life insurance	20,103	19,752
Goodwill	—	10,374
Mortgage servicing rights	845	935
Core deposit intangible	1,094	1,518
Other assets	7,820	6,666
Total assets	$1,251,582	$1,131,923

LIABILITIES
Noninterest-bearing demand deposits	$190,843	$137,933
Savings and interest-bearing demand deposits	424,001	382,607
Time deposits	412,837	389,900
Total deposits	1,027,681	910,440

Securities sold under repurchase agreements	1,117	6,525
Federal Home Loan Bank advances	25,000	45,000
Federal Reserve Bank advances	32,637	—
Subordinated notes, net of unamortized issuance costs	31,083	31,001
Other liabilities	12,635	12,772
Total liabilities	1,130,153	1,005,738

SHAREHOLDERS' EQUITY
Common stock ($5 par value; authorized - 30,000,000 shares; outstanding - 13,342,104 and 13,261,801 shares, respectively) (2)	66,711	66,309
Additional paid-in capital	36,816	36,658
Unearned employee stock ownership plan shares	(1,326)	(1,525)
Retained earnings	18,012	24,660
Accumulated other comprehensive income, net	1,216	83
Total shareholders' equity	121,429	126,185
Total liabilities and shareholders' equity	$1,251,582	$1,131,923

(1) Derived from audited December 31, 2019 Consolidated Financial Statements.

(2) Preferred stock is authorized; however, none was outstanding as of September 30, 2020 and December 31, 2019.

BAY BANKS OF VIRGINIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	September 30, 2019
INTEREST INCOME
Loans, including fees	$11,371	$11,290	$11,930
Securities:
Taxable	596	573	553
Tax-exempt	88	89	113
Federal funds sold	—	—	6
Interest-earning deposit accounts	6	8	145
Certificates of deposit	9	14	18
Total interest income	12,070	11,974	12,765

INTEREST EXPENSE
Deposits	2,104	2,411	3,123
Securities sold under repurchase agreements	—	1	4
Subordinated notes and other borrowings	510	510	142
Federal Home Loan Bank advances	50	90	465
Federal Reserve Bank advances	29	20	—
Total interest expense	2,693	3,032	3,734
Net interest income	9,377	8,942	9,031
Provision for loan losses	869	2,027	495
Net interest income after provision for loan losses	8,508	6,915	8,536

NONINTEREST INCOME
Trust management	220	203	201
Service charges and fees on deposit accounts	155	137	243
Wealth management	350	228	185
Interchange fees, net	149	130	108
Other service charges and fees	33	28	32
Secondary market sales and servicing	1,082	731	293
Increase in cash surrender value of bank owned life insurance	117	116	122
Net gains on sales and calls of available-for-sale securities	—	3	1
Net gains on disposition of other assets	12	1	—
Net gains on rabbi trust assets	74	114	—
Referral fees	86	496	—
Other	8	7	15
Total noninterest income	2,286	2,194	1,200

NONINTEREST EXPENSE
Salaries and employee benefits	3,801	3,839	3,666
Occupancy	700	705	805
Data processing	491	498	541
Bank franchise tax	256	257	209
Telecommunications and other technology	396	371	258
FDIC assessments	262	147	(7)
Foreclosed property	22	28	48
Consulting	54	70	156
Advertising and marketing	47	26	124
Directors' fees	187	188	148
Audit and accounting	92	170	193
Legal	(210)	154	20
Core deposit intangible amortization	134	142	164
Net other real estate owned losses	176	81	375
Goodwill impairment	—	10,374	—
Merger-related	1,456	—	—
Other	782	403	747
Total noninterest expense	8,646	17,453	7,447

Income (loss) before income taxes	2,148	(8,344)	2,289
Income tax expense (benefit)	655	(217)	448
Net income (loss)	$1,493	$(8,127)	$1,841
Basic and diluted earnings (loss) per share	$0.11	$(0.62)	$0.14

BAY BANKS OF VIRGINIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Nine Months Ended
(Dollars in thousands, except per share data)	September 30, 2020	September 30, 2019
INTEREST INCOME
Loans, including fees	$34,013	$34,849
Securities:
Taxable	1,821	1,725
Tax-exempt	270	327
Federal funds sold	2	31
Interest-earning deposit accounts	119	432
Certificates of deposit	37	57
Total interest income	36,262	37,421

INTEREST EXPENSE
Deposits	7,364	9,019
Securities sold under repurchase agreements	3	11
Subordinated notes and other borrowings	1,531	417
Federal Home Loan Bank advances	374	1,784
Federal Reserve Bank advances	49	—
Total interest expense	9,321	11,231
Net interest income	26,941	26,190
Provision for loan losses	5,673	871
Net interest income after provision for loan losses	21,268	25,319

NONINTEREST INCOME
Trust management	615	621
Service charges and fees on deposit accounts	529	727
Wealth management	824	654
Interchange fees, net	378	330
Other service charges and fees	94	88
Secondary market sales and servicing	2,015	632
Increase in cash surrender value of bank owned life insurance	351	362
Net gains (losses) on sales and calls of available-for-sale securities	29	(1)
Net gains (losses) on disposition of other assets	5	(2)
Net (losses) gains on rabbi trust assets	(76)	130
Referral fees	1,052	—
Other	54	44
Total noninterest income	5,870	3,585

NONINTEREST EXPENSE
Salaries and employee benefits	11,267	11,532
Occupancy	2,156	2,510
Data processing	1,526	1,738
Bank franchise tax	770	655
Telecommunications and other technology	1,176	727
FDIC assessments	557	371
Foreclosed property	58	110
Consulting	195	418
Advertising and marketing	140	300
Directors' fees	568	525
Audit and accounting	402	586
Legal	135	130
Core deposit intangible amortization	425	517
Net other real estate owned losses	256	441
Goodwill impairment	10,374	—
Merger-related	1,456	—
Other	1,947	2,108
Total noninterest expense	33,408	22,668

(Loss) income before income taxes	(6,270)	6,236
Income tax expense	378	1,180
Net (loss) income	$(6,648)	$5,056
Basic and diluted (loss) earnings per share	$(0.51)	$0.39

BAY BANKS OF VIRGINIA, INC.

Supplemental Financial Data (Unaudited)

						As of and for the
	As of and for the Three Months Ended					Year Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,
(Dollars in thousands, except per share amounts)	2020	2020	2020	2019	2019	2019
Select Consolidated Balance Sheet Data
Total assets	$1,251,582	$1,238,226	$1,183,553	$1,131,923	$1,112,219
Cash, interest-earning deposits and federal funds sold	59,545	39,912	56,006	41,813	31,405
Available-for-sale securities, at fair value	87,853	92,560	94,618	99,454	80,748
Loans:
Mortgage loans on real estate	806,283	798,109	762,404	730,788	731,280
Commercial and industrial	187,219	193,740	198,278	181,730	186,281
Paycheck Protection Program	56,788	55,496	—	—	—
Consumer	6,443	7,855	9,846	11,985	14,471
Loans receivable	1,056,733	1,055,200	970,528	924,503	932,032
Unamortized net deferred loan fees	(2,123)	(2,345)	(333)	(313)	(269)
Allowance for loan losses (ALL)	(12,899)	(12,007)	(10,172)	(7,562)	(7,495)
Net loans	1,041,711	1,040,848	960,023	916,628	924,268
Loans held for sale	2,687	2,521	747	1,231	268
Other real estate owned, net	1,113	1,903	1,679	1,916	2,178

Total liabilities	$1,130,153	$1,118,536	$1,056,151	$1,005,738	$987,362
Deposits:
Noninterest-bearing demand deposits	190,843	185,201	136,437	137,933	124,670
Savings and interest-bearing demand deposits	424,001	413,025	394,637	382,607	372,404
Time deposits	412,837	408,672	433,393	389,900	396,614
Total deposits	1,027,681	1,006,898	964,467	910,440	893,688
Securities sold under repurchase agreements	1,117	1,035	3,284	6,525	6,323
Federal Home Loan Bank advances	25,000	35,000	45,000	45,000	68,000
Federal Reserve Bank advances	32,637	33,160	—	—	—
Subordinated notes, net of unamortized issuance costs	31,083	31,056	31,029	31,001	6,906

Shareholders' equity	121,429	119,690	127,402	126,185	124,857

Interest income	$12,070	$11,974	$12,218	$12,997	$12,765	$50,418
Interest expense	2,693	3,032	3,596	3,854	3,734	15,085
Net interest income	9,377	8,942	8,622	9,143	9,031	35,333
Provision for loan losses	869	2,027	2,777	311	495	1,182
Noninterest income	2,286	2,194	1,391	1,373	1,200	4,958
Noninterest expense	8,646	17,453	7,308	7,734	7,447	30,402
Income (loss) before income taxes	2,148	(8,344)	(72)	2,471	2,289	8,707
Income tax expense (benefit)	655	(217)	(58)	469	448	1,649
Net income (loss)	$1,493	$(8,127)	$(14)	$2,002	$1,841	$7,058

BAY BANKS OF VIRGINIA, INC.

Supplemental Financial Data (Unaudited)

						As of and for the
	As of and for the Three Months Ended					Year Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,
(Dollars in thousands, except per share amounts)	2020	2020	2020	2019	2019	2019
Basic earnings (loss) per share	$0.11	$(0.62)	$—	$0.15	$0.14	$0.54
Diluted earnings (loss) per share	0.11	(0.62)	—	0.15	0.14	0.54
Book value per share	9.10	8.98	9.55	9.51	9.36
Tangible book value per share (1)	9.04	8.90	8.69	8.64	8.49
Shares outstanding at end of period	13,342,104	13,334,049	13,346,789	13,261,801	13,334,302
Weighted average shares outstanding, basic	13,090,035	13,080,689	13,056,576	13,071,708	13,077,600	13,053,080
Weighted average shares outstanding, diluted	13,137,990	13,080,689	13,056,576	13,145,522	13,132,459	13,111,853

Performance Measures and Other Metrics (tax-equivalent basis):
Yield on average interest-earning assets	4.03%	4.17%	4.56%	4.87%	4.87%	4.85%
Accretion of discounts on acquired loans	$97	$93	$189	$929	$357	$1,922
Cost of funds	0.96%	1.12%	1.44%	1.54%	1.52%	1.55%
Cost of deposits	0.82%	0.97%	1.24%	1.34%	1.40%	1.37%
Net interest spread	2.88%	2.83%	2.90%	3.09%	3.13%	3.09%
Net interest margin (NIM)	3.14%	3.11%	3.22%	3.43%	3.45%	3.40%
Average interest-earnings assets to total average assets	95.6%	94.1%	94.4%	94.2%	94.0%	94.0%
Return (loss) on average assets (annualized)	0.48%	-2.64%	0.00%	0.71%	0.66%	0.64%
Operating return on average assets (annualized) (1)	0.93%	0.54%	0.00%	0.71%	0.66%	0.64%
Return (loss) on average equity (annualized)	4.95%	-25.40%	-0.04%	6.39%	5.97%	5.79%
Operating return (loss) on average equity (annualized) (1)	9.64%	5.18%	-0.04%	6.39%	5.97%	5.79%
Efficiency ratio	74.1%	156.7%	73.0%	73.5%	72.8%	75.5%
Operating efficiency ratio (1)	61.6%	63.6%	73.0%	73.5%	72.8%	75.5%
Average assets	$1,246,989	$1,230,249	$1,143,879	$1,126,663	$1,109,986	$1,107,670
Average interest-earning assets	1,192,670	1,158,248	1,079,351	1,061,227	1,043,243	1,041,622
Average interest-bearing liabilities	925,812	914,832	871,597	860,421	851,392	855,703
Average shareholders' equity	120,570	127,960	126,955	125,285	123,399	121,859
Shareholders' equity to total assets ratio	9.7%	9.7%	10.8%	11.1%	11.2%
Tangible shareholders' equity to tangible total assets (1)	9.6%	9.6%	9.9%	10.2%	10.3%

Asset Quality Data and Ratios:
Nonaccrual loans	$17,198	$12,279	$5,441	$4,476	$7,194
Other real estate owned, net	1,113	1,903	1,679	1,916	2,178
Total nonperforming assets	18,311	14,182	7,120	6,392	9,372
Net charge-offs (recoveries)	(23)	193	166	245	478	1,522
Net charge-offs (recoveries) to average loans (annualized)	-0.01%	0.08%	0.07%	0.11%	0.21%	0.17%
Total nonperforming assets to total assets	1.46%	1.15%	0.60%	0.56%	0.84%
Gross loans to total assets	84.3%	85.0%	82.0%	81.6%	83.8%
ALL to gross loans	1.22%	1.14%	1.05%	0.82%	0.80%
ALL to gross loans, excluding PPP loans (1)	1.29%	1.20%	1.05%	0.82%	0.80%
Discounts on acquired loans	$1,523	$1,640	$1,750	$1,935	$2,886

(1) Non-GAAP financial measure.  See GAAP to Non-GAAP financial measure reconciliation at the end of the Supplemental Financial Data tables that follow.

BAY BANKS OF VIRGINIA, INC.

Supplemental Financial Data (Unaudited)

						As of and for the
	As of and for the Three Months Ended					Year Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,
(Dollars in thousands, except per share amounts)	2020	2020	2020	2019	2019	2019
Reconciliation of Non-GAAP Financial Measures (1)
Tangible book value per share
Total shareholders' equity	$121,429	$119,690	$127,402	$126,185	$124,857
Less: intangible assets, net of deferred tax liability on core deposit intangible (a)(b)	864	970	11,456	11,573	11,697
Tangible shareholders' equity	$120,565	$118,720	$115,946	$114,612	$113,160
Shares outstanding at end of period	13,342,104	13,334,049	13,346,789	13,261,801	13,334,302
Tangible book value per share	$9.04	$8.90	$8.69	$8.64	$8.49

Tangible shareholders' equity to tangible total assets
Total assets	$1,251,582	$1,238,226	$1,183,553	$1,131,923	$1,112,219
Less: intangible assets, net of deferred tax liability on core deposit intangible (a)(b)	864	970	11,456	11,573	11,697
Tangible total assets	$1,250,718	$1,237,256	$1,172,097	$1,120,350	$1,100,522
Tangible shareholders' equity	$120,565	$118,720	$115,946	$114,612	$113,160
Tangible shareholders' equity to tangible total assets	9.6%	9.6%	9.9%	10.2%	10.3%

Allowance for loan losses to gross loans, excluding PPP loans
Gross loans	$1,054,610	$1,052,855	$970,195	$924,190	$931,763
Less: PPP loans	56,788	55,496	—	—	—
Gross loans excluding PPP loans	$997,822	$997,359	$970,195	$924,190	$931,763
Allowance for loan losses	$12,899	$12,007	$12,007	$7,562	$7,495
Allowance for loan losses to gross loans, excluding PPP loans	1.29%	1.20%	1.05%	0.82%	0.80%

Select noninterest expenses, after-tax basis (ATB)
Goodwill impairment	$—	$10,374	$—	$—	$—	$—
Goodwill impairment, ATB (b)(c)	—	9,784	—	—	—	—
Merger-related expenses (MRE)	1,456	—	—	—	—	—
MRE, ATB (b)(d)	1,412	—	—	—	—	—
Weighted average shares outstanding year-to-date, diluted	13,075,761	13,068,598	N/A	N/A	N/A	N/A
Goodwill impairment and MRE, ATB effect on earnings (loss) per diluted share	$(0.11)	$(0.75)	$—	$—	$—	$—

Operating return on average assets (annualized)
Net income (loss)	$1,493	$(8,127)	$(14)	$2,002	$1,841	$7,058
Add: Goodwill impairment, ATB	—	9,784	—	—	—	—
Add: MRE, ATB	1,412	—	—	—	—	—
Operating net income (loss)	$2,905	$1,657	$(14)	$2,002	$1,841	$7,058
Average assets	$1,246,989	$1,230,249	$1,143,879	$1,126,663	$1,109,986	$1,107,670
Operating return on average assets (annualized)	0.93%	0.54%	0.00%	0.71%	0.66%	0.64%

Operating return (loss) on average equity (annualized)
Net income (loss)	$1,493	$(8,127)	$(14)	$2,002	$1,841	$7,058
Add: Goodwill impairment, ATB	—	9,784	—	—	—	—
Add: MRE, ATB	1,412	—	—	—	—	—
Operating net income (loss)	$2,905	$1,657	$(14)	$2,002	$1,841	$7,058
Average shareholders' equity	$120,570	$127,960	$126,955	$125,285	$123,399	$121,859
Operating return (loss) on average equity (annualized)	9.64%	5.18%	-0.04%	6.39%	5.97%	5.79%

Operating efficiency ratio
Total noninterest expense	$8,646	$17,453	$7,308	$7,734	$7,447	$30,402
Less: Goodwill impairment	—	10,374	—	—	—	—
Less: MRE	1,456	—	—	—	—	—
Operating noninterest expense	7,190	7,079	7,308	7,734	7,447	30,402
Net interest income	9,377	8,942	8,622	9,143	9,031	35,333
Noninterest income	2,286	2,194	1,391	1,373	1,200	4,958
Operating efficiency ratio	61.6%	63.6%	73.0%	73.5%	72.8%	75.5%

Pre-tax, pre-loan loss provision income, excluding goodwill impairment and MRE
Net income (loss)	$1,493	$(8,127)	$(14)	$2,002	$1,841	$7,058
Add: Income tax expense (benefit)	655	(217)	(58)	469	448	1,649
Add: Provision for loan losses	869	2,027	2,777	311	495	1,182
Add: Goodwill impairment	—	10,374	—	—	—	—
Add: MRE	1,456	—	—	—	—	—
Pre-tax, pre-loan loss provision income, excluding goodwill impairment and MRE	$4,473	$4,057	$2,705	$2,782	$2,784	$9,889

(a)  Excludes mortgage servicing rights.

(b)  Assumes a federal income tax rate of 21%.

(c)  $7.6 million of the $10.4 million goodwill charged-off in the second quarter of 2020 originated as a result of the company’s tax-free merger with Virginia BanCorp, Inc. in 2017 and is nondeductible for federal income tax purposes. The remaining $2.8 million of goodwill originated from branch acquisitions from 1994-2000, the basis of which had been fully amortized for income tax purposes, resulting in a deferred tax liability. Due to the goodwill impairment charge, the company recorded an income tax benefit (and reversal of the deferred tax liability) of approximately $590 thousand in the second quarter of 2020.

(d) Of the $1,456 thousand of Merger-related expenses incurred in the third quarter of 2020, the company has determined, at this time, that $1,246 thousand is nondeductible for federal income tax purposes.

(1) Set forth above are calculations of each of the non-GAAP (generally accepted accounting principles) financial measures included in the Supplemental Financial Data tables. Tangible book value per share, tangible shareholders’ equity to tangible total assets ratio, allowance for loan losses to gross loans, excluding PPP loans, select noninterest expenses on an after-tax basis, operating return on average assets, operating efficiency ratio, and pre-tax, pre-loan loss provision income are supplemental financial measures that are not required nor presented in accordance with GAAP. Management believes tangible book value per share and tangible shareholders’ equity to tangible total assets ratios are meaningful because they are measures management uses to assess capital levels. Management believes the ratio of allowance for loan losses to gross loans, excluding PPP loans, is meaningful because management uses it to assess allowance levels excluding the impact of PPP loans which carry no allowance for loan losses due to the full U.S. government guarantee. Management believes that select noninterest expenses on an after-tax basis, operating return on average assets, operating efficiency ratios, and pre-tax, pre-loan loss provision income, excluding goodwill impairment and Merger-related expenses are meaningful because management uses them to assess the financial performance of the company. Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.